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                                                                     EXHIBIT 3.1

                              AMENDED AND RESTATED
                            ARTICLES OF INCORPORATION
                                       OF
                               REALNETWORKS, INC.


        RealNetworks, Inc., a Washington corporation, by its Chief Financial Officer, hereby submits the following Amended and Restated Articles of Incorporation of said Corporation pursuant to the provisions of RCW 23B.10.070. These Amended and Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments and prior restatements thereto.


                                    ARTICLE I

                                      NAME

        The name of this Corporation is RealNetworks, Inc.


                                   ARTICLE II

                                    DURATION

        This Corporation is organized under the Washington Business Corporation Act (the "Act") and shall have perpetual existence.


                                   ARTICLE III

                               PURPOSE AND POWERS

        The purpose and powers of this Corporation are as follows: (a) to engage in any lawful business; (b) to engage in any and all activities that, in the judgment of the Board of Directors, may at any time be incidental or conducive to the attainment of the foregoing purpose; and (c) to exercise any and all powers that a corporation formed under the Act, or any amendment thereto or substitute therefor, is entitled at the time to exercise.


                                   ARTICLE IV

                                  CAPITAL STOCK

        4.1 AUTHORIZED CAPITAL. The aggregate number of shares of capital stock which this Corporation shall be authorized to issue shall be Three Hundred Sixty Million (360,000,000), divided into two classes as follows: Three Hundred Million (300,000,000) shares of common


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stock, $.001 par value per share (the "Common Stock"), and Sixty Million
(60,000,000) shares of preferred stock, $.001 par value per share (the "Preferred Stock").

        4.2 ISSUANCE OF COMMON STOCK IN SERIES.

         4.2.1 AUTHORITY VESTED IN BOARD OF DIRECTORS. The Common Stock may be divided into and issued in series from time to time. Authority is vested in the Board of Directors, subject to the limitations and procedures prescribed by law, to divide any part or all of such Common Stock into any number of series, to fix and determine the relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

         4.2.2 AMENDMENT TO SERIES DECREASING SHARES. Within any limits stated in these Articles of Incorporation or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares.

         4.2.3 AUTHORITY LIMITED TO UNISSUED SHARES. The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Common Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.

        4.3 DESIGNATION OF SERIES A COMMON STOCK, SERIES B COMMON STOCK, SERIES C COMMON STOCK, SERIES D COMMON STOCK AND SERIES E COMMON STOCK.

        The following series of Common Stock are hereby designated, and each such series shall have the following rights, preferences and limitations:

         4.3.1 DESIGNATION. Two Hundred Seven Million Forty-Seven Thousand Six Hundred Seventy-Nine (207,047,679) shares of Common Stock shall be designated and known as "Series A Common Stock"; Thirty Million (30,000,000) shares of Common Stock shall be designated and known as "Series B Common Stock"; Thirty Million (30,000,000) shares of Common Stock shall be designated and known as "Series C Common Stock"; one (1) share shall be designated and known as "Series D Common Stock" and Seven Million Forty-Seven Thousand Six Hundred Seventy-Nine (7,047,679) shares of Common Stock shall be designated and known as "Series E Common Stock." Except as otherwise provided in these Articles of Incorporation, all shares of Series A Common Stock, Series B Common Stock, Series C Common Stock, Series D Common Stock and Series E Common Stock shall be identical and shall entitle the holders thereof to the same rights and privileges. The designations of the Series A Common Stock, Series B Common Stock, Series C Common Stock, Series D Common Stock and Series E Common Stock in this Article are expressly subject to the provisions of Section 4.3.6, Section 4.3.7, Section
4.3.8 and 4.3.9.


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         4.3.2 ISSUANCE. Shares of Series A Common Stock, Series B Common Stock,
Series C Common Stock, Series D Common Stock and Series E Common Stock may be issued, upon authorization by the Board of Directors, to such persons and entities, and for such consideration permitted by the Act, as the Board of Directors shall determine; provided, that shares of Series B Common Stock shall be issued only to persons or entities who, at the time of issuance, are either
(a) employees of the Corporation, or (b) directors, or affiliates of directors, of the Corporation. For purposes of this section, an "affiliate" shall be a person or entity that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a director; and provided further, that shares of Series D Common Stock shall be issued only in compliance with Section 4.3.7.

         4.3.3 VOTING RIGHTS. Except as otherwise required by law and except as otherwise provided in these Articles of Incorporation, on all matters submitted to the Corporation's shareholders, each share of Series A Common Stock shall entitle the holder to fifteen (15) votes, each share of Series B Common Stock shall entitle the holder to fifteen (15) votes, each share of Series D Common Stock shall entitle the holder to fifteen (15) votes, each share of Series C Common Stock shall entitle the holder to one (1) vote, and each share of Series E Common Stock shall not be entitled to vote, except as required by law, in which case it shall entitle the holder to one (1) vote. Except with regard to those matters required by law to be voted on by one or more voting groups and except as otherwise provided in these Articles of Incorporation, all shares of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series D Common Stock shall vote and be counted together and not separately as a voting group upon all matters submitted to a vote of shareholders. Where the Series E Common Stock is entitled to voting rights by law, all shares of Series E Common Stock shall vote and be counted together with the Series A Common Stock, the Series B Common Stock, the Series C Common Stock and the Series D Common Stock and not separately as a voting group, except as required by law.

         4.3.4 DIVIDENDS.

            (a) IN CASH OR SECURITIES. Subject to any preferential rights granted for any series of Common Stock or Preferred Stock, the holders of Series A Common Stock, the holders of Series B Common Stock, the holders of Series C Common Stock, the holders of the Series D Common Stock and the holders of Series E Common Stock shall be entitled to receive dividends equally, share for share, if, when and as declared by the Board of Directors out of funds of this Corporation legally available for that purpose; provided, that if such dividends are declared, they will be payable at the same rate on each other series of Common Stock and payable in Common Stock of the series with respect to which it is declared or in Common Stock of one or more newly designated series with substantially similar rights to the series with respect to which it is declared, as determined by the Board of Directors in its sole discretion.

            (b) SUBDIVISIONS AND COMBINATIONS OF SHARES. Any increase or decrease in the number of shares of any series of Common Stock resulting from a subdivision or combination of shares or other capital reclassification shall not be permitted unless parallel action


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is taken with respect to each other series of Common Stock, so that the number of shares of each series of Common Stock outstanding shall be increased or decreased proportionately.

         4.3.5 AUTOMATIC CONVERSION OF SERIES B COMMON STOCK.

            (a) CONVERSION EVENT/CONVERSION DATE FOR EMPLOYEE HOLDERS. Each share of Series B Common Stock held by a holder who was an employee at the time of issuance shall automatically convert into one (1) share of Series C Common Stock upon the termination of the holder's employment with the Corporation for any reason, including but not limited to death, disability, retirement, resignation or involuntary termination by the Corporation. In addition, if any such holder, while an employee, makes or attempts to make any transfer of shares of Series B Common Stock to any person or entity, whether voluntary or involuntary, each such share that the holder has transferred or attempted to transfer shall automatically convert into one (1) share of Series C Common Stock simultaneously with such transfer or attempted transfer. If it is necessary for any reason to determine whether the holder's employment has terminated or the time thereof, or whether the holder has made or attempted to make any transfer of any shares of Series B Common Stock or the time thereof, the Board of Directors shall make such determination and it shall be binding on the holder and any other person having any interest therein.

            (b) CONVERSION EVENT/CONVERSION DATE FOR DIRECTOR OR AFFILIATE HOLDERS. Each share of Series B Common Stock held by a holder who was a director or an affiliate of a director (as defined above) at the time of issuance shall automatically convert into one (1) share of Series C Common Stock upon the termination of the holder's status as a director or an affiliate of a director for any reason, including but not limited to death, resignation or removal by the shareholders. In addition, if any such holder, while a director or an affiliate of a director, makes or attempts to make any transfer of shares of Series B Common Stock, whether voluntary or involuntary, each such share that the holder has transferred or attempted to transfer shall automatically convert into one (1) share of Series C Common Stock simultaneously with such transfer or attempted transfer. If it is necessary for any reason to determine whether the holder has made or attempted to make any transfer of any shares of Series B Common Stock or the time thereof, the Board of Directors shall make such determination and it shall be binding on the holder and any other person having any interest therein.

            (c) STATUS OF CERTIFICATES. If one or more shares of Series B Common Stock are so converted, the certificate(s) representing such share or shares shall, by virtue of the conversion and without any action on the part of the holder, thereafter represent, to the extent of the number of shares so converted, the corresponding number of shares of Series C Common Stock, and the share or shares of Series B Common Stock previously represented by such certificate(s) shall be canceled and revert to the status of authorized but unissued share(s) of Series B Common Stock. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate or certificates to represent the shares of Series C Common Stock (and, if applicable, any remaining shares of Series B Common Stock) represented by the surrendered certificate.

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            (d) RESERVATION AND ISSUANCE OF SERIES C COMMON STOCK. The
Corporation shall reserve at all times, for so long as any shares of Series B Common Stock remain outstanding, free from preemptive rights, out of its authorized but unissued shares of Series C Common Stock, solely for the purpose of effecting the conversion of the shares of Series B Common Stock, sufficient shares of Series C Common Stock to provide for the conversion of all outstanding shares of Series B Common Stock. All shares of Series C Common Stock issued upon conversion of the shares of Series B Common Stock will be duly and validly issued, fully paid and nonassessable to the same extent as the shares of Series B Common Stock from which they were converted.

         4.3.6 TERMINATION OF DESIGNATION OF SERIES A COMMON STOCK, SERIES B COMMON STOCK AND SERIES C COMMON STOCK. Upon the earlier of the following events (a "Designated Event"):

            (a) the written election delivered to the Corporation at any time by the holders of a majority of: (i) the then outstanding shares of Series A Preferred Stock, or (ii) the then outstanding shares of Series A Common Stock issued upon the conversion of Series A Preferred as provided in Article V; or

            (b) the closing of a Public Offering (as defined in Section 5.4(b)), provided: (i) immediately following the closing of the Public Offering, the persons who held shares of Series A Preferred prior to the Public Offering, or prior to the conversion of the Series A Preferred into Common Stock as provided in Article V, hold more than fifty percent (50%) of all of the outstanding shares of the Corporation, assuming the issuance and exercise of all options under the Corporation's 1995 -------- Stock Option Plan, 1996 Stock Option Plan or any other stock option, employee stock bonus or restricted stock plan designated and approved by the Board of Directors, (ii) in the opinion of the underwriters, delivered to the Corporation prior to the closing of the Public Offering, the existence of multiple classes of Common Stock will lower the price in the Public Offering by more than twenty-five percent (25%), and (iii) the Public Offering does not constitute a Qualified Public Offering (as defined in Section 4.3.9);

the designation of the Series A Common Stock, Series B Common Stock and Series C Common Stock as separate series of Common Stock having the respective rights, preferences and limitations set forth in this Section 4.3, and the authority of the Board of Directors under Section 4.2 to divide the Common Stock into series and to fix and determine the relative rights and preferences therefor, shall automatically terminate. Effective immediately upon such termination (A) the number of authorized but undesignated shares of Common Stock of the Corporation shall be increased by the number of authorized shares of Series A Common Stock, Series B Common Stock, and Series C Common Stock, without any distinctions between any of such shares (except as provided in Section 4.3.7); (B) each share of Series A Common Stock, Series B Common Stock and Series C Common Stock then outstanding shall thereafter constitute one (1) share of Common Stock, the holder of which shall be entitled to one (1) vote upon all matters submitted to a vote of shareholders; and (C) each certificate representing shares of Series A Common Stock, Series B Common Stock or Series C Common Stock that were outstanding immediately prior to the termination shall, by virtue of the termination and without

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any action on the part of the holder, thereafter represent the corresponding number of shares of Common Stock. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate to represent the shares of Common Stock represented by the surrendered certificate.

         4.3.7 SERIES D COMMON STOCK. Following a Designated Event, notwithstanding anything in Section 4.3.6 to the contrary, one (1) share of Common Stock shall remain designated a share of Series D Common Stock, and, as provided in Section 5.4(a), the holders of Series A Preferred shall have the nontransferable right to convert one (1) share of Series A Preferred into one
(1) share of Series D Common Stock provided the Corporation has received, in connection with the Designated Event, an opinion of a recognized investment banking firm that the existence of this class of stock will not impair the value of the Series A Common Stock. Upon the transfer of that one (1) share of Series D Common Stock, the one (1) share of Series D Common Stock shall automatically convert into one (1) share of Series A Common Stock or Conversion Stock (as defined in Section 5.4(a)). The one (1) share of Series D Common Stock, which shall be issued as described in Section 5.4(a), shall have the right (in addition to its right to vote with the Common Stock) to elect one (1) member of the Board of Directors of the Corporation (the "Policy Director") who shall have the rights and authority to adopt or change the editorial policies of the Corporation.

         4.3.8 TERMINATION OF DESIGNATION OF SERIES E COMMON STOCK. If a holder of Series E Preferred elects to convert such shares into shares of Series A Common Stock, then, at any time following such conversion, the Board of Directors may amend the resolution establishing the Series E Common Stock to decrease (but not below the number of Series E Preferred then outstanding) the number of shares of Series E Common Stock, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares of Common Stock. In addition, if all of the Series E Preferred are converted into shares of Series A Common Stock, the designation of the Series E Common Stock as a separate series of Common Stock shall automatically terminate. Effective immediately upon such termination, the number of authorized but undesignated shares of Common Stock of the Corporation shall be increased by the number of authorized shares of Series E Common Stock.

         4.3.9 QUALIFIED PUBLIC OFFERING. The provisions of this Section 4.3.9 shall apply in the event of the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "Securities Act"), covering the offer and sale of Common Stock for the account of the Corporation to the public with aggregate proceeds to the Corporation of not less than $20,000,000 (prior to deduction of underwriter commissions and offering expenses), provided, the holders of not less than Sixty-Six and Two-Thirds Percent (66_%) of the then outstanding shares of Series D Preferred, by affirmative vote or written consent, have consented to such offering ("Qualified Public Offering").

            (a) TERMINATION OF DESIGNATION OF SERIES A COMMON STOCK, SERIES B COMMON STOCK, SERIES C COMMON STOCK AND SERIES D COMMON STOCK. Effective upon closing of a Qualified Public Offering, the designation of the Series A Common Stock, Series B


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Common Stock, Series C Common Stock and Series D Common Stock as separate series of Common Stock having the respective rights, preferences and limitations set forth in this Section 4.3, and the authority of the Board of Directors under
Section 4. to divide the Common Stock into series and to fix and determine the relative rights and preferences therefor, shall automatically terminate. Effective immediately upon such termination (i) the number of authorized but undesignated shares of Common Stock of the Corporation shall be increased by the number of authorized shares of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series D Common Stock without any distinctions between any of such shares; (ii) each share of Series A Common Stock, Series B Common Stock, Series C Common Stock and Series D Common Stock then outstanding shall thereafter constitute one (1) share of Common Stock, the holder of which shall be entitled to one (1) vote upon all matters submitted to a vote of shareholders; and (iii) each certificate representing shares of Series A Common Stock, Series B Common Stock, Series C Common Stock or Series D Common Stock that were outstanding immediately prior to the termination shall, by virtue of the termination and without any action on the part of the holder, thereafter represent the corresponding number of shares of Common Stock. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate to represent the shares of Common Stock represented by the surrendered certificate.

            (b) DESIGNATION OF SPECIAL COMMON STOCK; RECLASSIFICATION OF SERIES E COMMON STOCK. Effective upon closing of a Qualified Public Offering (i) the designation of the Seven Million Forty-Seven Thousand Six Hundred Seventy-Nine (7,047,679) shares of Series E Common Stock shall automatically terminate and be replaced by the designation of a new series of Common Stock to be known as "Special Common Stock," consisting of the same number of shares, which series shall have the rights described in this Section 4.3.9, and (ii) each share of Series E Common Stock then outstanding shall automatically be reclassified as one (1) share of Special Common Stock; and (iii) each certificate representing shares of Series E Common Stock that were outstanding immediately prior to the reclassification shall, by virtue of the reclassification and without any action on the part of the holder, thereafter represent the corresponding number of shares of Special Common Stock. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate to represent the shares of Special Common Stock represented by the surrendered certificate.

            (c) RECLASSIFICATION OF SPECIAL COMMON STOCK OR SERIES E COMMON STOCK UPON QUALIFIED TRANSFER.

              (i) If any shares of Special Common Stock are sold in a Qualified Sale (as defined in Section 4.3.9(c)(iii)), then, effective immediately upon such sale (A) the number of authorized but undesignated shares of Common Stock of the Corporation shall be increased by the number of shares of Special Common Stock so sold; (B) each share of Special Common Stock so sold shall thereafter constitute one (1) share of Common Stock, the holder of which shall be entitled to one (1) vote upon all matters submitted to a vote of shareholders; (C) the certificate or certificates representing the shares of Special Common Stock that were outstanding immediately prior to such sale shall, by virtue of the sale and without any action on the part of


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the holder, thereafter represent (I) to the extent of the number of shares of
Special Common Stock so sold, the corresponding number of shares of Common Stock, and (II) the shares of Special Common Stock represented by such certificate or certificates immediately prior to such sale, if any, that have not been so sold; and (D) if no shares of Special Common Stock remain outstanding following the Qualified Sale, the designation of the Special Common Stock as a separate series of Common Stock having the respective rights, preferences and limitations set forth in this Section 4.3.9 shall automatically terminate. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate or certificates to represent the shares of Common Stock and Special Common Stock, if any, represented by the surrendered certificate.

              (ii) If any shares of Series E Common Stock are sold in a Qualified Sale, then, effective immediately upon such sale (A) the number of authorized shares of Series E Common Stock shall be decreased, and the number of authorized but undesignated shares of Common Stock of the Corporation shall be increased, by the number of shares of Series E Common Stock so sold; (B) each share of Series E Common Stock so sold shall automatically be converted into one
(1) share of Series A Common Stock; (C) the certificate or certificates representing the shares of Series E Common Stock that were outstanding immediately prior to such sale shall, by virtue of the sale and without any action on the part of the holder, thereafter represent (I) to the extent of the number of shares of Series E Common Stock so sold, the corresponding number of shares of Common Stock, and (II) the shares of Series E Common Stock represented by such certificate or certificates immediately prior to such sale, if any, that have not been so sold; and (D) if no shares of Series E Common Stock remain outstanding following the Qualified Sale, the designation of the Series E Common Stock as a separate series of Common Stock having the respective rights, preferences and limitations set forth in this Section 4.3 shall automatically terminate. Upon surrender of any such certificate to the Corporation, the Corporation shall issue and deliver to the person entitled thereto a new certificate or certificates to represent the shares of Series A Common Stock and Series E Common Stock, if any, represented by the surrendered certificate. Nothing in the first sentence of this Section 4.3.9 shall limit the effectiveness of this Section 4.3.9(c)(ii), notwithstanding that a Qualified Public Offering has not occurred.

            (iii) For purposes of this Section 4.3.9(c), a "Qualified Sale" of shares of Special Common Stock or Series E Common Stock shall mean a bona fide sale of the shares by the holder thereof to a purchaser who is not directly, or acting on behalf of, an affiliate (as that term is defined in Rule 405 promulgated under the Securities Act) of the holder.

            (d) VOTING RIGHTS. Each share of Common Stock shall be entitled to one (1) vote on all matters submitted to the shareholders of the Corporation and each share of Special Common Stock shall not be entitled to vote, except as required by law, in which case each share of Special Common Stock shall be entitled to one (1) vote.

            (e) RANKING. The rights and preferences of the Common Stock and the Special Common Stock shall be in all respects identical, except as otherwise required by law or expressly provided in these Articles of Incorporation.



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        4.4 ISSUANCE OF PREFERRED STOCK IN SERIES.

         4.4.1 AUTHORITY VESTED IN BOARD OF DIRECTORS. The Preferred Stock may be divided into and issued in series from time to time. Authority is vested in the Board of Directors, subject to the limitations and procedures set forth in these Articles of Incorporation or prescribed by law, to divide any part or all of such Preferred Stock into any number of series, to fix and determine the relative rights and preferences of the shares of any series to be established, and to amend the rights and preferences of the shares of any series that has been established but is wholly unissued.

         4.4.2 DESIGNATION OF SERIES A PREFERRED STOCK, SERIES B PREFERRED STOCK, SERIES C PREFERRED STOCK, SERIES D PREFERRED STOCK AND SERIES E PREFERRED STOCK.

        The following series of Preferred Stock are hereby designated, and each such series shall have the following rights, preferences and limitations:

         4.4.3 DESIGNATION. Thirteen Million Seven Hundred Thirteen Thousand Four Hundred Thirty Nine (13,713,439) shares of Preferred Stock shall be designated and known as "Series A Preferred Stock" or "Series A Preferred"; Three Million Fifty-Nine Thousand Seven Hundred One (3,059,701) shares of Preferred Stock shall be designated and known as "Series B Preferred Stock" or "Series B Preferred"; Three Million Four Thousand Three Hundred Five (3,004,305) shares of Preferred Stock shall be designated and known as "Series C Preferred Stock" or "Series C Preferred"; Three Million Ninety-Five Thousand Three Hundred Thirteen (3,095,313) shares of Preferred Stock shall be designated and known as "Series D Preferred Stock" or "Series D Preferred"; and Seven Million Forty-Seven Thousand Six Hundred Seventy-Nine (7,047,679) shares of Preferred Stock shall be designated as "Series E Preferred Stock" or "Series E Preferred." Except as otherwise provided in these Articles of Incorporation, all shares of Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock, Series D Preferred Stock and Series E Preferred Stock shall be identical and shall entitle the holders thereof to the same rights and privileges.

         4.4.4 AMENDMENT TO SERIES DECREASING SHARES. Within any limits stated in these Articles of Incorporation or in the resolution of the Board of Directors establishing a series, the Board of Directors, after the issuance of shares of a series, may amend the resolution establishing the series to decrease (but not below the number of shares of such series then outstanding or reserved for issuance pursuant to the exercise of any outstanding warrants) the number of shares of that series, and the number of shares constituting the decrease shall thereafter constitute authorized but undesignated shares.

         4.4.5 AUTHORITY LIMITED TO UNISSUED SHARES. The authority herein granted to the Board of Directors to determine the relative rights and preferences of the Preferred Stock shall be limited to unissued shares, and no power shall exist to alter or change the rights and preferences of any shares that have been issued.


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        4.5 ISSUANCE OF CERTIFICATES. The Board of Directors shall have the authority to issue shares of the capital stock of this Corporation and the certificates therefor subject to such transfer restrictions and other limitations as it may deem necessary to promote compliance with applicable federal and state securities laws, and to regulate the transfer thereof in such manner as may be calculated to promote such compliance or to further any other reasonable purpose.

        4.6 NO CUMULATIVE RIGHTS. Shareholders of this Corporation shall not have the right to cumulate votes for the election of directors.

        4.7 NO PREEMPTIVE RIGHTS. No shareholder of this Corporation shall have, solely by reason of being a shareholder, any preemptive or preferential right or subscription right to any stock of this Corporation or to any obligations convertible into stock of this Corporation, or to any warrant or option for the purchase thereof, except to the extent provided by written agreement with this Corporation.

        4.8 QUORUM FOR MEETING OF SHAREHOLDERS. A quorum shall exist at any meeting of shareholders if a majority of the votes entitled to be cast is represented in person or by proxy. In the case of any meeting of shareholders that is adjourned more than once because of the failure of a quorum to attend, those who attend the third convening of such meeting, although less than a quorum, shall nevertheless constitute a quorum for the purpose of electing directors, provided that the percentage of shares represented at the third convening of such meeting shall not be less than one-third of the shares entitled to vote.

        4.9 CONTRACTS WITH INTERESTED SHAREHOLDERS. Subject to the limitations set forth in RCW 23B.19.040, to the extent applicable:

         4.9.1 The Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its shareholders and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

         4.9.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the shareholder's having an interest in the contract or transaction.

        4.10 SHAREHOLDER VOTING REQUIREMENTS. Subject to the requirements of RCW 23B.08.730, and 23B.19.040, any contract, transaction, or act of the Corporation or of any director or officer of the Corporation that shall be authorized, approved, or ratified by a majority of the votes entitled to be cast at a meeting at which a quorum is present shall, insofar as permitted by law, be as valid and as binding as though ratified by every shareholder of the Corporation.

        4.11 EXECUTION OF CONSENT OF SHAREHOLDERS BY LESS THAN UNANIMOUS CONSENT. To the extent permitted by the Act, the taking of action by shareholders without a meeting by less than unanimous written consent of all shareholders entitled to vote on the action shall be permitted. Before the date on which the action becomes effective, notice of the taking of such action shall


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be given to those shareholders entitled to vote on the action who have not consented in writing (and, if the Act would otherwise require that notice of a meeting of shareholders to consider the action be given to nonvoting shareholders, to all nonvoting shareholders), in writing, describing with reasonable clarity and specifying the general nature of the action, and accompanied by the same material that, under the Act, would have been required to be sent to nonconsenting (or nonvoting) shareholders in a notice of meeting at which the action would have been submitted for shareholder action. Such notice shall be given as follows: (i) if mailed, by deposit in the U.S. mail at least seventy-two (72) hours prior to the specified effective time of such action, with first-class postage thereon prepaid, correctly addressed to each shareholder entitled thereto at the shareholder's address as it appears on the current record of shareholders of the Corporation; or (ii) if delivered by personal delivery, by courier service, by wire or wireless equipment, by telegraphic or other facsimile transmission, or by any other electronic means which transmits a facsimile of such communication correctly addressed to each shareholder entitled thereto at the shareholder's physical address, electronic mail address, or facsimile number, as it appears on the current record of shareholders of the Corporation, at least twenty-four (24) hours prior to the specified effective time of such action.

        4.12 SPECIAL MEETINGS OF SHAREHOLDERS. Subsequent to the date of closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation to the public, special meetings of the shareholders for any purpose or purposes may be called at any time only by a majority of the Board of Directors or the Chairman of the Board of Directors (if one be appointed) or the President or one or more shareholders holding not less than twenty-five percent (25%) of all the shares entitled to be cast on any issue proposed to be considered at that meeting.

        4.13 MAJORITY VOTE REQUIRED. Unless otherwise provided in these Articles of Incorporation, subsequent to the date of closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation to the public, pursuant to authority granted under Sections 23B.10.030, 23B.11.030, 23B.12.020, and 23B.14.020 of the Act, the vote of shareholders of the Corporation required in order to approve amendments to the Articles of Incorporation, a plan of merger or share exchange, the sale, lease, exchange, or other disposition of all or substantially all of the property of the Corporation not in the usual and regular course of business, or dissolution of the Corporation shall be a majority of all of the votes entitled to be cast by each voting group entitled to vote thereon, regardless of whether or not the Corporation is a "public company," as that term is defined in Section 23B.01.400 of the Act.

                                    ARTICLE V

                        ADDITIONAL TERMS OF CAPITAL STOCK

        In addition to the relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof as set forth in Article IV, the relative rights, preferences, privileges and restrictions granted to or imposed on the respective classes of the shares of capital stock or the holders thereof are as follows:

        5.1 DIVIDENDS. No dividends or other distributions shall be made with respect to the Common Stock, other than dividends payable solely in Common Stock, unless at the same time an equivalent dividend with respect to the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred has been paid or set apart or such equivalent dividend has been waived by the affirmative vote or written consent of the holders of not less than Sixty-Six and Two-Thirds Percent (66_%) of the outstanding shares of each of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred. Any declared but unpaid dividends on the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be paid upon the conversion of such shares into Common Stock either (at the option of the Corporation) by payment of cash or by the issuance of additional shares of Common Stock based upon the fair market value of the Common Stock at the time of conversion, as determined by the Corporation's Board of Directors.

        5.2 LIQUIDATION PREFERENCES. In the event of any liquidation, dissolution, or winding up of the Corporation, either voluntary or involuntary, distributions to the shareholders of the Corporation shall be made in the following manner:

            (a) The holders of each of the Series D Preferred and the Series E Preferred shall be entitled to receive, prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred or the Common Stock by reason of their ownership of such stock, an amount equal to the greater of: (1) $11.295 per share, in the case of Series D Preferred, and $8.99 per share, in the case of Series E Preferred, adjusted for any combinations, consolidations, subdivisions, or stock dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on such shares; or (2) the amount per share the holder would have received if he/she/it had converted his/her/its shares into Common Stock as provided in these Articles of Incorporation, provided, that the holders of Series D Preferred and the Series E Preferred shall receive such amounts simultaneously with the receipt by the holders of Common Stock of the amounts to which they are entitled, as described in Section 5.2(c). If the assets and funds thus distributed among the holders of the Series D Preferred and Series E Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed, first, pro rata among the holders of the Series E Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under clause (1) above, and among the holders of the Series D Preferred in proportion to Sixty-Six and Two-Thirds Percent

(66_%) of the full preferential amount each such holder is otherwise entitled to receive under clause (1) above, and, second, among the holders of the Series D Preferred in proportion to the remaining full preferential amount each such holder is otherwise entitled to receive under clause (1) above.


            (b) After payment has thus been made to the holders of each of the Series D Preferred and the Series E Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of each of the Series A Preferred, the Series B Preferred and the Series C Preferred shall be entitled to receive prior and in preference to any distribution of any of the assets or surplus funds of the Corporation to the holders of the Common Stock by reason of their ownership of such stock, an amount equal to the greater of: (1) $0.0729 per share, in the case of Series A Preferred, $0.67 per share, in the case of Series B Preferred, and $1.9634 per share, in the case of Series C Preferred, adjusted for any combinations, consolidations, subdivisions, or stock dividends with respect to such shares and, in addition, an amount equal to all declared but unpaid dividends on such shares; or (2) the amount per share the holder would have received if he/she/it had converted his/her/its shares into Common Stock as provided in these Articles of Incorporation, provided, that the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred shall receive such amounts simultaneously with the receipt by the holders of Common Stock of the amounts to which they are entitled, as described in Section 5.2(c). If the assets and funds thus distributed among the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred shall be insufficient to permit the payment to such holders of the full aforesaid preferential amount, then the entire assets and funds of the Corporation legally available for distribution shall be distributed among the holders of the Series A Preferred, the Series B Preferred and the Series C Preferred in proportion to the full preferential amount each such holder is otherwise entitled to receive under clause (1) above.

            (c) After payment has thus been made to the holders of each of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series E Preferred of the full amounts to which they shall be entitled as aforesaid, the holders of the Common Stock shall be entitled to receive ratably on a per-share basis all the remaining assets.

            (d) For purposes of this Section 5.2, a merger or consolidation of the Corporation with or into any other corporation or corporations, or the merger of any other corporation or corporations into the Corporation, in which the shareholders of the Corporation receive distributions in cash or securities of another corporation or corporations as a result of such consolidation or merger, or a sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution or winding up of the Corporation unless the Corporation's stockholders immediately prior to such an event hold, immediately after such event, at least 50% of the general voting power of the surviving or acquiring entity by virtue of their ownership of the Corporation's equity securities.

        5.3 VOTING RIGHTS. Except as otherwise required by law or by Section 5.6, the holder of each share of Common Stock issued and outstanding shall have the votes set forth in Section 4.3.3, and the holder of each share of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall be entitled to the number of votes equal to the number of votes entitled to be cast by the number of shares of Common Stock into which such share of Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred could be converted at the record date for determination of the shareholders entitled to vote on such matters, such votes to be counted together with all other shares of the Corporation having general voting power and not separately as a class. Fractional votes by the holders of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred shall not, however, be permitted and any fractional voting right shall (after aggregating all shares into which shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred held by each holder could be converted) be rounded to the nearest whole number. Except as otherwise required by law, in which case the holder of each share of Series E Preferred shall be entitled to one (1) vote, the holders of Series E Preferred shall not be entitled to vote. Where the Series E Preferred is entitled to voting rights by law, all shares of Series E Preferred shall vote and be counted together with the Series A Preferred, the Series B Preferred, the Series C Preferred and Series D Preferred and not separately as a voting group, except as otherwise required by law. Holders of Common Stock and Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be entitled to notice of any shareholders' meeting in accordance with the Bylaws of the Corporation.

        5.4 CONVERSION. The holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall have conversion rights as follows (the "Conversion Rights"):

            (a) RIGHT TO CONVERT. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be convertible, at the option of the holder thereof, at any time after the date of issuance of such share (including immediately prior to any liquidation, dissolution or winding up of the Corporation as set forth in Section 5.2 above) at the office of the Corporation or any transfer agent for each of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (whichever is appropriate), into such number of fully paid and nonassessable shares of Series A Common Stock, or if, pursuant to Section 4.3.6 or Section 4.3.9, the Articles of Incorporation as amended from time to time do not, at the time of conversion, provide for Series A Common Stock, into shares of Common Stock, or for the Series E Preferred, into shares of Series E Common Stock, or if, pursuant to Section 4.3.9, the Articles of Incorporation as amended from time to time do not, at the time of conversion, provide for Series E Common Stock, into shares of Special Common Stock (such Series A Common Stock, Series E Common Stock, Common Stock or Special Common Stock, as the case may be, the "Conversion Stock"), as is determined by dividing $8.99, in the case of the Series E Preferred, $7.53, in the case of the Series D Preferred, $1.9634, in the case of the Series C Preferred, $0.67, in the case of the Series B Preferred, and $0.0729, in the case of the Series A Preferred, by the Conversion Price (determined as hereinafter provided) for such series in effect at the time of the conversion (the "Conversion Rate"). The price at which shares of Conversion Stock shall be deliverable upon conversion (the "Conversion Price") shall initially be $8.99, in the case of the Series E Preferred, $7.53, in the case of the Series D Preferred, $1.9634, in the case of the Series C Preferred, $0.67, in the case of the Series B Preferred, and $0.0729, in the case of the Series A Preferred. Such initial Conversion Price shall be subject to adjustment as hereinafter provided.

Notwithstanding anything in this Section 5.4(a) to the contrary, in the event of a Public Offering that is not a Qualified Public Offering, the holders of the Series A Preferred (including for this purpose any shares of Conversion Stock issued upon conversion of the Series A Preferred prior to a Public Offering) will have the-non-transferable right to convert one (1) such share, unless otherwise provided in Section 4.3.7, into one (1) share of Series D Common Stock with the rights provided in Section 4.3.7.

            (b) AUTOMATIC CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall automatically be converted into the number and class of fully paid and nonassessable shares of Conversion Stock into which such share would then convert upon voluntary conversion under Section 5.4(a), effective upon the closing of a firm commitment underwritten public offering (a "Public Offering") pursuant to an effective registration statement under the Securities Act covering the offer and sale of Common Stock for the account of the Corporation to the public, if either (x) the price to the public in the offering is at least $13.554 per share (as adjusted to reflect subsequent stock dividends, stock splits, combinations and recapitalizations) and the aggregate proceeds of the offering are not less than $20,000,000 (prior to deduction of underwriter commissions and offering expenses), or (y) the holders of not less than Sixty-Six and Two-Thirds Percent (66_%) of the then outstanding shares of Series D Preferred, by affirmative vote or written consent, have consented to the automatic conversion.

            (c) MECHANICS OF CONVERSION. No fractional shares of Conversion Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Corporation shall pay cash equal to such fraction multiplied by the then effective Conversion Price. Before any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred shall be entitled to convert the same into full shares of Conversion Stock and to receive certificates therefor, such holder shall surrender the certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (whichever is appropriate), and shall give written notice to the Corporation at such office that such holder elects to convert the same; provided, however, that in the event of an automatic conversion pursuant to Section 5.4(b), the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be converted automatically without any further action by the holders of such shares and whether or not the certificates representing such shares are surrendered to the Corporation or its transfer agent, and provided further, that the Corporation shall not be obligated to issue certificates evidencing the shares of Conversion Stock issuable upon such automatic conversion unless the certificates evidencing such shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred are either delivered to the Corporation or its transfer agent as provided above, or the holder notifies the Corporation or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. The Corporation shall, as soon as practicable after delivery of such certificate, or such agreement of indemnification in the case of a lost certificate, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, a certificate or certificates for the number of shares of Conversion Stock to which such holder shall be entitled as aforesaid and a check payable to the holder in the amount of any cash amounts payable as the result of a conversion into fractional shares of Conversion Stock. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred to be converted, or in the case of automatic conversion under Section 5.4(b), on the date of closing of the Public Offering, and the person or persons entitled to receive the shares of Conversion Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Conversion Stock on such date.

            (d) ADJUSTMENTS TO CONVERSION PRICE FOR DILUTIVE ISSUES.

              (i) SPECIAL DEFINITIONS. For purposes of this Section 5.4(d), the following definitions shall apply:

                (1) "OPTIONS" shall mean rights, options or warrants to subscribe for, purchase or otherwise acquire either Common Stock or Convertible Securities.

                (2) "ORIGINAL ISSUE DATE" shall mean the date on which the first share of Series E Preferred was first issued.

                (3) "CONVERTIBLE SECURITIES" shall mean any evidence of indebtedness, shares of capital stock (other than the Common Stock) or other securities convertible into or exchangeable for Common Stock.

                (4) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued (or, pursuant to Section 5.4(d)(ii), deemed to be issued) by the Corporation after the Original Issue Date, other than:

                    (A) shares of Common Stock issued or issuable at any time upon conversion of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred authorized herein;

                    (B) shares of Common Stock issued or issuable at any time to officers, directors, and employees of, and consultants to, the Corporation pursuant to the Corporation's 1995 Stock Option Plan, 1996 Stock Option Plan or any other stock option, restricted stock plan or employee stock bonus program or grant designated and approved by the Board of Directors by unanimous vote if there are three or fewer directors then serving or, if there are greater than three directors then serving, by a two-thirds majority vote thereof (provided that any shares repurchased by the Corporation from employees, officers, directors and consultants pursuant to the terms of stock repurchase agreements approved by the Board of Directors shall not, unless reissued, be counted as issued for purposes of this calculation) other than shares issued to Rob Glaser, the Corporation's Founder, without the written consent of the holders of a majority of the Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred (provided, for purposes of calculating the majority for purposes of this clause (B), the shares of Series E Preferred to be issued upon exercise, if ever, of the Series E Preferred Stock Purchase Warrant issued pursuant to the Series E Preferred Stock Purchase Agreement dated July 21, 1997, shall not be deemed to be outstanding, regardless of whether such Series E Preferred Stock Purchase Warrant has been exercised);

                    (C) shares of Common Stock issued or issuable at any time as a dividend or distribution on Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred or any other event for which adjustment is made pursuant to Section 5.4(e)(i) hereof;

                    (D) shares of Common Stock issued upon conversion of Series B Common Stock to Series C Common Stock pursuant to Section 4.3.5 of these Articles;

                    (E) shares of Common Stock issued upon exercise of the Series B Common Stock Warrants which were issued pursuant to the Series C Preferred Stock Purchase Agreement by and among the Corporation and certain purchasers dated October 26, 1995;

                    (F) shares of Common Stock issued or issuable in connection with: (i) the acquisition, by this Corporation or any subsidiary, of any assets, stock or other interest in any partnership, corporation or other entity approved by a majority of this Corporation's Board of Directors, or (ii) the formation of any research and development partnerships, licensing or collaborative agreements or other similar venture approved by a majority of this corporation's Board of Directors; provided, that the number of shares issued or issuable pursuant to this clause (F) shall not exceed 330,000 (as adjusted to reflect subsequent stock dividends, stock splits and recapitalizations) in any one transaction or series of related transactions and shall not exceed 990,000 (as adjusted to reflect subsequent stock dividends, stock splits and recapitalizations) in the aggregate; and

                    (G) shares of Common Stock issued or issuable at any time by way of dividend or other distribution on shares of Common Stock (x) excluded from the definition of Additional Shares of Common Stock by the foregoing clauses (A), (B), (C), (D), (E), and (F) or this clause (G) or (y) on shares of Common Stock so excluded under Subsection (x).

              (ii) DEEMED ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                (1) OPTIONS AND CONVERTIBLE SECURITIES. In the event the Corporation at any time or from time to time after the Original Issue Date shall issue any Options or Convertible Securities, then the maximum number of shares (as set forth in the instrument relating thereto without regard to any provisions contained therein for a subsequent adjustment of such number) of Common Stock issuable upon the exercise of such Options or, in the case of Convertible Securities and Options therefor, the conversion or exchange of such Convertible Securities, shall, except as otherwise provided in Section 5.4(d)(i)(4), be deemed to be Additional Shares of Common Stock issued as of the time of such issuance, provided that, with respect to a particular series of Preferred Stock, Additional Shares of Common Stock shall not be deemed to have been issued unless the consideration per share (determined pursuant to Section 5.4(d)(iv) hereof) of such Additional Shares of Common Stock would be less than the Conversion Price in effect for such series on the date of and immediately prior to such issuance, and, provided further that in any such case in which Additional Shares of Common Stock are deemed to be issued (notwithstanding the foregoing):

                    (A) no further adjustment in the Conversion Price for such series shall be made upon the subsequent issuance of Convertible Securities or shares of Common Stock upon the exercise of such Options or conversion or exchange of such Convertible Securities;

                    (B) if such Options or Convertible Securities by their terms provide, with the passage of time or otherwise, except as provided in this
Section 5.4(d), for any increase or decrease in the consideration payable to the Corporation, or in the number of shares of Common Stock issuable, upon the exercise, conversion or exchange thereof (a "Change Event"), the Conversion Price for any series of Preferred Stock recomputed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon any such increase or decrease becoming effective, again be recomputed to reflect such increase or decrease insofar as it affects such Options or the rights of conversion or exchange under such Convertible Securities; provided, however, that anything to the contrary notwithstanding, if the Change Event is triggered or caused by a Dilutive Issue (as defined in Section 5.4(d)(iii)), this Section 5.4(d)(ii)(B) shall be inapplicable and no adjustment shall be made to any Conversion Price as a result of the Change Event;

                    (C) upon the expiration of any such Options or any rights of conversion or exchange under such Convertible Securities which shall not have been exercised, the Conversion Price computed upon the original issuance thereof, and any subsequent adjustments based thereon, shall, upon such expiration, be recomputed as if,


                        (I) in the case of Convertible Securities or Options for Common Stock, only the shares of Common Stock, if any, actually issued upon the exercise of such Options or the conversion or exchange of such Convertible Securities were issued at the time of the issuance of such Convertible Securities or Options and the consideration received therefor was the consideration actually received by the Corporation for the issue of all such Options or Convertible Securities, whether or not exercised, converted, or exchanged, plus the consideration actually received by the Corporation upon such exercise, conversion or exchange, and

                        (II) in the case of Options for Convertible Securities, only the Convertible Securities, if any, actually issued upon the exercise thereof were issued at the time of issue of such Options, and the consideration received by the Corporation for the Additional Shares of Common Stock deemed to have been then issued was the consideration actually received by the Corporation for the issue of all such Options, whether or not exercised, plus the consideration deemed to have been received by the Corporation upon the issue of the Convertible Securities with respect to which such Options were actually exercised;

                    (D) no readjustment pursuant to clause (B) or (C) above shall have the effect of increasing the Conversion Price to an amount which exceeds the lower of (i) the Conversion Price on the original adjustment date, or (ii) the Conversion Price that would have resulted from any other issuance of Additional Shares of Common Stock between the original adjustment date and such readjustment date; and

                    (E) in the case of any options which expire by their terms not more than 90 days after the date of issuance thereof, no adjustment of the Conversion Price shall be made until all such Options have either expired or been exercised.

        In the event that a record date is established for the purpose of determining the holders of the Corporation's securities who shall be entitled to receive Options or Convertible Securities as a dividend or a distribution, the Options or Convertible Securities to be so distributed or issued shall, for purposes of this Section 5.4(d), be deemed to have been issued as of such record date (provided that the Conversion Price so computed shall be recomputed if such Options or Convertible Securities are not so distributed or issued).

            (2) STOCK DIVIDENDS. In the event the Corporation at any time or from time to time after the Original Issue Date shall declare or pay any dividend on the Common Stock payable in Common Stock, then and in any such event, Additional Shares of Common Stock shall be deemed to have been issued immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend; provided, however, that if such record date is fixed and such dividend is not fully paid, the only Additional Shares of Common Stock deemed to have been issued will be the number of shares of Common Stock actually issued in such dividend, and such shares will be deemed to have been issued as of the close of business on such record date, and the Conversion Price shall be recomputed accordingly.

              (iii) ADJUSTMENT OF CONVERSION PRICE UPON ISSUANCE OF ADDITIONAL SHARES OF COMMON STOCK.

                (1) If at any time or from time to time after the Original Issue Date this Corporation shall issue Additional Shares of Common Stock (including Additional Shares of Common Stock deemed to be issued pursuant to Section 5.4(d)(ii)) without consideration or for a consideration (as determined in
Section 5.4(d)(iv)) per share issued or deemed to have been issued under Section 5.4(d)(ii), less than: (I) in the case of the Series A Preferred, the Conversion Price for the Series A Preferred in effect on the date of and immediately prior to such issuance, (II) in the case of the Series B Preferred, the Conversion Price for the Series B Preferred in effect on the date of and immediately prior to such issuance, (III) in the case of the Series C Preferred, the Conversion Price for the Series C Preferred in effect on the date of and immediately prior to such issuance, (IV) in the case of the Series D Preferred, the Conversion Price for the Series D Preferred in effect on the date of and immediately prior to such issuance, or (V) in the case of the Series E Preferred, the Conversion Price for the Series E Preferred in effect on the date of and immediately prior to such issuance, then and in such event (a "Dilutive Issue"), any one or all of such Conversion Prices shall be reduced, concurrently with such issuance, to a price determined by multiplying such Conversion Price by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance on a fully diluted basis (including for such purpose Convertible Securities the conversion rights of which, are then exercisable but excluding all Options) plus the number of shares of Common Stock which the aggregate consideration received by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price; and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance on a fully-diluted basis (including for such purpose Convertible Securities the conversion rights of which, are then exercisable but excluding all Options) plus the number of such Additional Shares of Common Stock so issued.

                (2) In addition to any adjustments to the Conversion Price for the Series E Preferred made pursuant to Section 5.4(d)(iii)(1), if this Corporation sells shares of Common Stock to the public in a Public Offering pursuant to Section 5.4(b)(y) at a price per share less than $8.99, (as adjusted to reflect subsequent stock dividends, stock splits and recapitalizations), the Conversion Price for the Series E Preferred in effect on the date of and immediately prior to such Public Offering, shall be reduced, immediately prior to but contingent upon the effectiveness of the Public Offering, to $7.53 (as adjusted to reflect subsequent stock dividends, stock splits and recapitalizations).

              (iv) DETERMINATION OF CONSIDERATION. For purposes of this Section 5.4(d), the consideration received by the Corporation for the issuance of any Additional Shares of Common Stock shall be computed as follows:

                (1) CASH AND PROPERTY: Such consideration shall:

                    (A) insofar as it consists of cash, be computed at the aggregate amount of cash received by the Corporation excluding amounts paid or payable for accrued interest or accrued dividends;

                    (B) insofar as it consists of property other than cash, be computed at the fair value thereof at the time of such issuance, as determined in good faith by the Corporation's Board of Directors; and

                    (C) in the event Additional Shares of Common Stock are issued together with other shares or securities or other assets of the Corporation for consideration which covers both, be the proportion of such consideration so received, computed as provided in clauses (A) and (B) above, as determined in good faith by the Corporation's Board of Directors.

                (2) OPTIONS AND CONVERTIBLE SECURITIES. The consideration per share received by the Corporation for Additional Shares of Common Stock deemed to have been issued pursuant to Section 5.4(d)(ii)(1), relating to Options and Convertible Securities, shall be determined by dividing: (x) the total amount, if any, received or receivable by the Corporation as consideration for the issue of such Options or Convertible Securities, plus the minimum aggregate amount of additional consideration (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such consideration) payable to the Corporation upon the exercise of such Options or the conversion or exchange of such Convertible Securities, or in the case of Options for Convertible Securities, the exercise of such Options for Convertible Securities and the conversion or exchange of such Convertible Securities; by (y) the maximum number of shares of Common Stock (as set forth in the instruments relating thereto, without regard to any provision contained therein for a subsequent adjustment of such number) issuable upon the exercise of such Options or the conversion or exchange of such Convertible Securities.

                (3) STOCK DIVIDENDS. Any Additional Shares of Common Stock relating to stock dividends shall be deemed to have been issued for no consideration.

            (e) ADDITIONAL ADJUSTMENTS TO CONVERSION PRICE.

              (i) ADJUSTMENTS FOR SUBDIVISIONS, COMBINATIONS OR CONSOLIDATION OF COMMON STOCK. In the event the outstanding shares of Common Stock (whether Series A Common Stock, Series E Common Stock or Common Stock) shall be subdivided, by stock split, or otherwise (but other than by stock dividend, which is addressed in Section 5.4(d)(ii)(2) of these Articles of Incorporation), into a greater number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such subdivision, be proportionately decreased. In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a lesser number of shares of Common Stock, the Conversion Price for each series of Preferred Stock then in effect shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased.

              (ii) ADJUSTMENTS FOR OTHER DISTRIBUTIONS. In the event the Corporation at any time or from time to time makes, or fixes a record date for the determination of holders of Common Stock entitled to receive, any distribution payable in securities of the Corporation other than shares of Common Stock and other than as otherwise adjusted in this Section 5.4, then and in each such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock (whether Series A Common Stock, Series E Common Stock or Common Stock) receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred been converted into Common Stock on the date of such event and had then thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 5.4 with respect to the rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred.

              (iii) ADJUSTMENTS FOR RECLASSIFICATION, EXCHANGE AND SUBSTITUTION. If the Common Stock (whether Series A Common Stock, Series E Common Stock or Common Stock) issuable upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the terms of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred shall, concurrently with the effectiveness of such reorganization or reclassification, be modified such that the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred, as the case may be, shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred immediately before that change.

            (f) NO IMPAIRMENT. Except as provided in Section 5.6, the Corporation will not, by amendment of its Articles of Incorporation or through any reorganization, transfer of assets, consolidation, merger, dissolution, issuance or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation but will at all times in good faith assist in the carrying out of all the provisions of this Section 5.4 and in the taking of all such actions as may be necessary or appropriate in order to protect the Conversion Rights of the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred against impairment.

            (g) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Price for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred pursuant to this Section 5.4, the Corporation at its expense shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred a certificate setting forth such adjustment or readjustment and showing in detail the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Price in effect at the time for such series, and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of such series of Preferred Stock.

            (h) NOTICES OF RECORD DATE. In the event that this Corporation shall propose at any time:

                (i) to declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                (ii) to offer for subscription, pro rata to the holders of any class or series of its stock, any additional shares of stock of any class or series or any other similar rights;

                (iii) to effect any reclassification or recapitalization of its Common Stock outstanding which results in a change in the Common Stock; or

                (iv) to merge or consolidate with or into any other corporation, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up; then, in connection with each such event;

this Corporation shall send to the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred:

                    (1) at least twenty (20) days prior written notice of (x) the record date for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or (y) the record date at which the rights to vote on the matters referred to in (iii) and (iv) above will be determined; and

                    (2) in the case of the matters referred to in (iii) and (iv) above, at least twenty (20) days prior written notice of the date when the same shall take place and specifying the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event or the record date for the determination of such holders if such record date is earlier.

        Each such written notice shall (x) be delivered personally; (y) given by certified or registered mail, postage prepaid; or (z) to the extent receipt is confirmed, by telecopy, telefax or other electronic transmission service; addressed to the holders of the Series A Preferred, Series B

Preferred, Series C Preferred, Series D Preferred and Series E Preferred at the address for each such holder as shown on the books of this Corporation.

            (i) ELECTION UPON CONVERSION OF SERIES E PREFERRED STOCK. In the event that a holder of Series E Preferred elects to convert its shares of Series E Preferred pursuant to Section 5.4(a) or there occurs an event requiring automatic conversion of the Series E Preferred pursuant to Section 5.4(b), such holder may elect to convert all of such shares into Series E Common Stock with the rights provided in these Articles of Incorporation.

        5.5 REDEMPTION.

            (a) NO CALL. The Corporation shall not have the right to call for redemption all or any part of the Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred.

            (b) OPTION TO REQUIRE REDEMPTION. On or at any time after December 31, 2002, within sixty (60) days after the receipt by the Corporation of the written request (a "Redemption Notice") by one or more holders of shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred (the "Requesting Holders"), together with the written approval of the holders of not less than two-thirds of the Series B Preferred then outstanding if any shares of Series B Preferred are to be redeemed, and with the written approval of not less than two-thirds of the Series C Preferred then outstanding if any shares of Series C Preferred are to be redeemed, and with the written approval of not less than two-thirds of the Series D Preferred then outstanding if any shares of Series D Preferred are to be redeemed, and with the written approval of not less than two-thirds of the Series E Preferred then outstanding if any shares of Series E Preferred are to be redeemed (each series for which such approval is granted being hereinafter referred to as an "Approved Series"), the Corporation shall, to the extent it may lawfully do so, redeem the number of whole shares of each Approved Series most nearly equal to one-third of the shares specified in the Redemption Notice by paying therefor in cash the Series B Redemption Price, Series C Redemption Price, Series D Redemption Price, or Series E Redemption Price (each as defined below), as appropriate. The date of this payment shall be referred to as an "Initial Redemption Date." The remaining shares of each Approved Series specified in the Redemption Notice shall be redeemed in two (2) additional equal installments (or, if such number of shares is not evenly divisible by two, then the first such installment shall be rounded to the nearest whole number of shares) on an annual basis in a similar manner, beginning one (1) year from the Initial Redemption Date, with all remaining shares of each Approved Series specified in the Redemption Notice being purchased on the second anniversary of the Initial Redemption Date (the "Initial Redemption Date" and each of the two following redemption dates shall be referred to as a "Redemption Date"). The Corporation shall effect any redemption pursuant to this Section 5.5 on a pro rata basis according to the aggregate amounts which would be received upon redemption by each Requesting Holder.

            (c) REDEMPTION PRICE. The redemption price to be paid by the Corporation shall be $0.67 per share, in the case of the Series B Preferred (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), $1.9634, in the case of the Series C Preferred (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations), $7.53 in the case of the Series D Preferred (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) and $8.99, in the case of the Series E Preferred (as adjusted to reflect subsequent stock dividends, stock splits or recapitalizations) (in each case, the "Issue Price"), in each case plus: (i) all declared but unpaid dividends thereon as of the Initial Redemption Date, and (ii) an amount per share equal to the percentage increase (if any) in the Implicit Price Deflator for Gross Domestic Product, as published by the United States Department of Commerce, Economics and Statistics Administration, Bureau of Economic Analysis, or any successor thereto (1987 = 100), from the date of the original issuance of the share to the date of the Corporation's receipt of the Redemption Notice multiplied by the applicable Issue Price (such totals are referred to as the "Series B Redemption Price," the "Series C Redemption Price," the "Series D Redemption Price," and the "Series E Redemption Price," respectively).

            (d) NOTICE OF REDEMPTION. Within ten (10) days of the Corporation's receipt of a Redemption Notice and the related written approval of the holders of two-thirds of the then outstanding shares of each Approved Series, the Corporation shall deliver (by (i) personal delivery; (ii) certified or registered mail, postage prepaid; or (iii) to the extent receipt is confirmed, by telecopy, telefax or other electronic transmission service) written notice to each holder of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred who did not approve the Redemption Notice, at the address of such holder last shown on the records of the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located, identifying each Requesting Holder and specifying the number of shares to be redeemed by such holder. If, within ten (10) days of receiving such notice, the holders of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred who did not approve the Redemption Notice give written notice to the Corporation of their wish to have any of their shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred redeemed simultaneously with the redemption of the Requesting Holders, such holders shall become Requesting Holders for purposes of such redemption.

            (e) SURRENDER OF CERTIFICATES. On the Initial Redemption Date, each Requesting Holder shall surrender to the Corporation the certificate or certificates representing the number of shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred specified in the Redemption Notice or pursuant to Section 5.5(d). Simultaneously, the Corporation shall pay one-third of the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price (as applicable) of such shares to be redeemed on that date to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate shall be canceled. In the event that less than all the shares represented by any such certificate are to be redeemed pursuant to the Redemption Notice, a new certificate shall be issued representing the shares not subject to redemption and delivered to the Requesting Holder. In the event that less than all the shares represented by any such certificate have been redeemed on a Redemption Date, a new certificate shall be issued representing the shares not redeemed and such certificate shall be retained by the Corporation for cancellation on the next Redemption Date(s).

            (f) STATUS OF SHARES SPECIFIED IN THE REDEMPTION NOTICE. From and after the Initial Redemption Date, unless there has been a default in payment of the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price, all rights of the Requesting Holders with respect to the shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred specified in the Redemption Notice (except the right to receive the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price) shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever. If the funds of the Corporation legally available for redemption of such shares on any Redemption Date are insufficient to redeem the total number of shares of Series B Preferred, Series C Preferred, Series D Preferred or Series E Preferred to be redeemed on such date, those funds which are legally available shall be used to redeem the maximum possible number of such shares, and the shares of Series B Preferred, Series C Preferred, Series D Preferred and Series E Preferred not redeemed shall be deemed to be outstanding and shall be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of such shares, such funds will immediately be used to redeem the balance of the shares that the Corporation has become obligated to redeem on any Redemption Date but that it has not redeemed.

            (g) PARTIAL REVOCATION OF REDEMPTION NOTICE. Notwithstanding any provision in this Section 5.5 to the contrary, if, after the Initial Redemption Date, while a Requesting Holder has not yet received in full the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price, as applicable, for all shares specified in his/her/its Redemption Notice (the shares for which the applicable redemption price has not been received shall be referred to as the "Shares Being Redeemed"), the Corporation enters into any transaction described in Section 5.2(d) in which the Requesting Holder would have received an amount per share, in cash or securities of another corporation or corporations, greater than the Series B Redemption Price, the Series C Redemption Price, the Series D Redemption Price or the Series E Redemption Price, as applicable, for the Shares Being Redeemed had the shares not been the subject of the Redemption Notice, the Corporation shall notify the Requesting Holder in writing of such transaction, in accordance with Section 5.4(h), as if his/her/its rights with respect to the Shares Being Redeemed had not terminated in accordance with Section 5.5, and if, within seven (7) days of receipt of such notice, the Requesting Holder delivers written notice to the Corporation of his/her/its election to convert the Shares Being Redeemed into Common Stock, such shares shall be converted to Common Stock in accordance with Section 5.4 and simultaneously the Requesting Holder's right to receive the applicable redemption price for the Shares Being Redeemed shall terminate.

        5.6 COVENANTS.

            (a) SERIES A PREFERRED, SERIES B PREFERRED, SERIES C PREFERRED AND SERIES D PREFERRED. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than a majority of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred and Series D Preferred, voting as a single voting group:

              (i) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would alter or change the preferences, rights, or privileges of the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred;

              (ii) increase or decrease the authorized number of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Common Stock;

              (iii) authorize, create or issue any shares of (A) Preferred Stock or securities convertible into Common Stock equal or senior to the Series A Preferred, Series B Preferred, Series C Preferred or Series D Preferred as to dividends, conversion rights, redemption rights or liquidation preference or (B) Common Stock equal or senior to the Series D Preferred as to redemption rights or liquidation preference or senior to the Series D Preferred as to dividends or voting rights (other than shares issuable upon exercise of the Series C Preferred Stock Warrants issued pursuant to the Series C Preferred Stock Purchase Agreement dated October 25, 1995 or the Series D Preferred Stock Purchase Warrants issued pursuant to the Series D Preferred Stock Purchase Agreement dated November 19, 1996);

              (iv) merge or consolidate with one or more other corporations if, after such merger or consolidation, the stockholders of the Corporation would hold stock representing less than a majority of the voting power of the outstanding stock of the surviving corporation; or

              (v) declare or pay any dividend on the Common Stock.

            (b) SERIES D PREFERRED. In addition to any other rights provided by law, this Corporation shall not, without first obtaining the affirmative vote or written consent of the holders of not less than Sixty-Six and Two-Thirds Percent (66_%) of the outstanding shares of Series D Preferred:

              (i) amend or repeal any provision of, or add any provision to, the Corporation's Articles of Incorporation if such action would adversely alter or change the preferences, rights, or privileges of the Series D Preferred;

              (ii) increase the authorized number of shares of Series D
Preferred;

              (iii) authorize, create or issue any shares of (A) Preferred Stock or securities convertible into Common Stock equal or senior to the Series D Preferred as to dividends, conversion rights, redemption rights or liquidation preference or (B) Common Stock equal or senior to the Series D Preferred as to redemption rights or liquidation preference or senior to the Series D Preferred as to dividends or voting rights (other than shares issuable upon exercise of the Series C Preferred Stock Warrants issued pursuant to the Series C Preferred Stock Purchase

Agreement dated October 25, 1995 or the Series D Preferred Stock
Purchase Warrants issued pursuant to the Series D Preferred Stock Purchase Agreement dated November 19, 1996); or

              (iv) declare or pay any dividend.

                                   ARTICLE VI

                                    DIRECTORS

        6.1 NUMBER OF DIRECTORS.

         6.1.1 The number of directors of the Corporation shall be fixed as provided in the Bylaws and may be changed from time to time by amending the Bylaws.

         6.1.2 When the Board of Directors shall consist of four or more members, the directors shall be divided into three classes: Class 1, Class 2 and Class 3. Such classes shall be as nearly equal in number of directors as possible. Except as provided in Section 6.1.4, each director shall serve for a term ending at the third annual meeting of shareholders following the director's election; provided, that the director or directors first elected to Class 1 shall serve for a term ending at the first annual meeting of shareholders following such election, the director or directors first elected to Class 2 shall serve for a term ending at the second annual meeting of shareholders following such election, and the director or directors first elected to Class 3 shall serve for a term ending at the third annual meeting of shareholders following such election.

         6.1.3 At each annual meeting of shareholders, the directors nominated to succeed those whose terms then expire shall be identified as being of the same class as the directors they succeed unless, by reason of any intervening changes in the authorized number of directors, the Board of Directors shall designate one or more directorships whose terms then expire as directorships of another class in order more nearly to achieve equality in the number of directors in the respective classes. When the Board of Directors fills a vacancy resulting from the death, resignation or removal of a director, the director chosen to fill that vacancy shall be of the same class as the director he succeeds.

         6.1.4 Notwithstanding the foregoing provisions of this Section 6.1, in all cases, including upon any change in the authorized number of directors, each director then continuing to serve as such will nevertheless continue as a director of the class of which he is a member until the expiration of his or her term or his or her earlier death, resignation or removal. Any vacancy in any class resulting from the death, resignation or removal of a director or an increase in the number of authorized directors may be filled by the directors in any manner permitted by the Act; provided, if the term of the director or directors in that class is not scheduled to expire at the next annual meeting of shareholders, the term of the director chosen to fill such vacancy shall continue only until the next annual meeting of shareholders at which a successor shall be chosen for a term to expire at the scheduled date for expiration of the term of the director or directors in that class.

         6.1.5 If a Qualified Public Offering does not occur on or prior to January 31, 1998, then the provisions of Sections 6.1.2 through 6.1.4 shall automatically cease to apply, and each director then in office shall continue in office, without class designation, until the next annual meeting of shareholders or until his or her earlier death, resignation or removal.

        6.2 REMOVAL.

         6.2.1 Any director or the entire Board of Directors may be removed with or without cause by the holders of not less than a majority of the shares then entitled to vote at an election of directors; provided, that, following a Qualified Public Offering, no director may be removed without "cause," as defined below. Action to remove a director may be taken at any annual or special meeting of the shareholders of this Corporation, provided that notice of the proposed removal, which shall include a statement of the charges alleged against the director in the event of removal for cause, shall have been duly given to the shareholders together with or as a part of the notice of the meeting.

         6.2.2 Where a proposal to remove a director for cause is to be presented for shareholder consideration following a Qualified Public Offering, an opportunity shall be provided the director to present the director's defense to the shareholders in a statement to accompany or precede the notice of the meeting at which such proposal is to be presented. The director shall also be served with notice of the meeting at which such proposal is to be presented, together with a statement of the specific charges alleged against the director, and shall be given an opportunity to be present and to be heard at the meeting.

         6.2.3 For purposes of this Section 6.2, "cause" for removal shall be limited to (a) action by a director involving willful malfeasance having a material adverse effect on the Corporation and (b) conviction of a director of a felony; provided, that action by a director shall not constitute "cause" if, in good faith, the director believed such action to be in or not opposed to the best interests of the Corporation, or if the director is entitled, under applicable law or the Articles of Incorporation or Bylaws of this Corporation, to be indemnified with respect to such action.

        6.3 AUTHORITY OF BOARD OF DIRECTORS TO AMEND BYLAWS. Subject to the limitation(s) of RCW 23B.10.210, and subject to the power of the shareholders of the Corporation to change or repeal the Bylaws, the Board of Directors is expressly authorized to make, amend, or repeal the Bylaws of the Corporation unless the shareholders in amending or repealing a particular bylaw provide expressly that the Board of Directors may not amend or repeal that bylaw.

        6.4 CONTRACTS WITH INTERESTED DIRECTORS. Subject to the limitations set forth in RCW 23B.08.700 through 23B.08.730:

         6.4.1 The Corporation may enter into contracts and otherwise transact business as vendor, purchaser, lender, borrower, or otherwise with its directors and with corporations, associations, firms, and entities in which they are or may be or become interested as directors, officers, shareholders, members, or otherwise.

         6.4.2 Any such contract or transaction shall not be affected or invalidated or give rise to liability by reason of the director's having an interest in the contract or transaction.

        6.5 INDEMNIFICATION OF DIRECTORS, OFFICERS, EMPLOYEES AND AGENTS.

         6.5.1 The capitalized terms in this Section 6.5 shall have the meanings set forth in RCW 23B.08.500.

         6.5.2 The Corporation shall indemnify and hold harmless each individual who is or was serving as a Director or officer of the Corporation or who, while serving as a Director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise, against any and all Liability incurred with respect to any Proceeding to which the individual is or is threatened to be made a Party because of such service, and shall make advances of reasonable Expenses with respect to such Proceeding, to the fullest extent permitted by law, without regard to the limitations in RCW 23B.08.510 through 23B.08.550; provided that no such indemnity shall indemnify any Director or officer from or on account of (1) acts or omissions of the Director or officer finally adjudged to be intentional misconduct or a knowing violation of law; (2) conduct of the Director or officer finally adjudged to be in violation of RCW 23B.08.310; or (3) any transaction with respect to which it was finally adjudged that such Director or officer personally received a benefit in money, property, or services to which the Director or officer was not legally entitled.

         6.5.3 The Corporation may purchase and maintain insurance on behalf of an individual who is or was a Director, officer, employee, or agent of the Corporation or, who, while a Director, officer, employee, or agent of the Corporation, is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise against Liability asserted against or incurred by the individual in that capacity or arising from the individual's status as a Director, officer, employee, or agent, whether or not the Corporation would have power to indemnify the individual against such Liability under RCW 23B.08.510 or 23B.08.520.

         6.5.4 If, after the effective date of this Section 6.5, the Act is amended to authorize further indemnification of Directors or officers, then Directors and officers of the Corporation shall be indemnified to the fullest extent permitted by the Act as so amended.

         6.5.5 To the extent permitted by law, the rights to indemnification and advance of reasonable Expenses conferred in this Section 6.5 shall not be exclusive of any other right which any individual may have or hereafter acquire under any statute, provision of the Bylaws, agreement, vote of shareholders or disinterested Directors, or otherwise. The right to indemnification conferred in this Section 6.5 shall be a contract right upon which each Director or officer shall be presumed to have relied in determining to serve or to continue to serve as such. Any amendment to or repeal of this Section 6.5 shall not adversely affect any right or protection of a Director or officer of the Corporation for or with respect to any acts or omissions of such Director or officer occurring prior to such amendment or repeal.

         6.5.6 If any provision of this Section 6.5 or any application thereof shall be invalid, unenforceable, or contrary to applicable law, the remainder of this Section 6.5, and the application of such provisions to individuals or circumstances other than those as to which it is held invalid, unenforceable, or contrary to applicable law, shall not be affected thereby.

        6.6 LIMITATION OF DIRECTORS' LIABILITY. To the fullest extent permitted by the Act, as it exists on the date hereof or may hereafter be amended, a director of this Corporation shall not be personally liable to the Corporation or its shareholders for monetary damages for conduct as a director. Any amendment to or repeal of this Section 6.6 shall not adversely affect a director of this Corporation with respect to any conduct of such director occurring prior to such amendment or repeal.


                                   ARTICLE VII

                                  OTHER MATTERS

        7.1 CERTAIN CORPORATE GOVERNANCE MATTERS. At all times following the closing of a Qualified Public Offering, the following provisions will apply:

         7.1.1 STRATEGIC TRANSACTIONS COMMITTEE.

            (a) MEMBERS. There shall be a Strategic Transactions Committee (the "Committee") of the Board of Directors which shall consist of three (3) directors. The members of the initial Committee shall be Robert Glaser, the Corporation's Founder, James Breyer and Mitchell Kapor. A member of the Committee shall automatically cease to be a member of the Committee upon the earlier of: (i) his or her death, resignation or removal as a director, or (ii) at the option of the Chairman of the Committee, his or her ceasing to hold or control, directly or indirectly, at least five percent (5%) of the outstanding shares of capital stock of the Corporation. Neither the Board of Directors nor the shareholders shall have any authority to remove any member of the Committee or to otherwise reconstitute the Committee or its membership.

            (b) CHAIRMAN OF COMMITTEE. Mr. Glaser shall serve as Chairman of the Committee as long as he is a member of the Committee. At such time as Mr. Glaser is no longer a member of the Committee, the Committee shall select one of its members as Chairman.

            (c) POWER OF COMMITTEE. Without the prior approval of the Committee, the Board of Directors of the Corporation shall not have the power and authority to: (i) adopt a plan of merger, (ii) authorize the sale, lease, exchange or mortgage of (A) assets representing more than fifty percent (50%) of the book value of the Corporation's assets prior to the transaction, or (B) any other asset or assets on which the long-term business strategy of the Corporation is substantially dependent, (iii) authorize the voluntary dissolution of the Corporation, or (iv) take any action that has the effect of clauses (i) through
(iii) of this Section 7.1.1(c).


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
            (d) MEETINGS AND NOTICE. The Committee shall meet from time to time on the call of its Chairman or of the other two members. Each meeting of the Committee shall be held at the date, time and place as may be designated in the notice of the meeting given by the person or persons authorized to call the meeting. Notice of the date, time and place of each meeting of the Committee shall be given to each member of the Committee in any manner permitted by the Act not less than one (1) day prior to the meeting; such notice need not state the purpose or purposes of the meeting. The Committee shall keep regular minutes of its meetings and proceedings.

            (E) QUORUM. At any meeting of the Committee, presence of the Chairman and at least one other member thereof shall constitute a quorum. The act of at least two (2) members of the Committee at a meeting at which a quorum is present shall be the act of the Committee. All action of the Committee shall be taken at a meeting of the Committee or as otherwise provided or allowed by law.

            (F) VACANCIES. Any vacancy on the Committee shall be filled by the remaining member or members of the Committee, regardless of whether or not a quorum. If two members of the Committee remain and they are unable to agree on an individual to fill the vacancy, the vacancy may be filled by the member who holds or controls, directly or indirectly, the larger percentage of the outstanding shares of capital stock of the Corporation.

            (G) TERMINATION OF COMMITTEE. The Committee, by vote of the Chairman of the Committee and one additional member, may limit the powers of the Committee or may terminate the Committee. The existence and powers of the Committee shall terminate when the members in the aggregate cease to hold or control, directly or indirectly, at least ten percent (10%) of the outstanding shares of capital stock of the Corporation. The Board of Directors shall have and succeed to any and all power and authority of the Committee that have been limited or eliminated as a result of actions taken pursuant to this Section 7.1.1(g).

         7.1.2 POLICY OMBUDSMAN. Mr. Glaser shall serve, or shall appoint another officer of the Corporation who shall serve, as the Corporation's Policy Ombudsman. The Policy Ombudsman shall have exclusive responsibility for adopting or changing the editorial policies of the Corporation as reflected on the Corporation's Web sites or in other communications or media where the Corporation has a significant editorial or media voice. The Policy Ombudsman may be removed only by the unanimous approval of all members of the Board of Directors. Upon the death, resignation or removal of Mr. Glaser as the Policy Ombudsman, the Chief Executive Officer or another officer of the Corporation appointed by the Chief Executive Officer, shall serve as his or her successor.

         7.1.3 AUTHORITY FOR SECTION 7.1. The provisions of this Section 7.1 are intended to modify the authority of the Board of Directors in a manner permitted by RCW 23B.08.010(3) and shall be construed consistent with that provision of the Act. Except as otherwise provided in these Articles of Incorporation, as amended from time to time, the Committee shall have all of the powers and authority of a committee of the Board of Directors created pursuant to RCW 23B.08.250.


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
         7.1.4 AMENDMENT OF SECTION 7.1. Notwithstanding any provision of these Articles of Incorporation or the Corporation's Bylaws, as either may be amended from time to time by the Board of Directors or the shareholders of the Corporation, this Section 7.1 cannot be amended without the approval of the holders of ninety percent (90%) of the shares entitled to be voted on such proposed amendment(s).

        7.2 AMENDMENTS TO ARTICLES OF INCORPORATION. Except as otherwise provided in these Articles of Incorporation, as amended from time to time, the Corporation reserves the right to amend, alter, change, or repeal any provisions contained in these Articles of Incorporation in any manner now or hereafter prescribed or permitted by statute. All rights of shareholders of the Corporation are subject to this reservation. A shareholder of the Corporation does not have a vested property right resulting from any provision of these Articles of Incorporation.

        7.3 CORRECTION OF CLERICAL ERRORS. The Corporation shall have authority to correct clerical errors in any documents filed with the Secretary of State of Washington, including these Articles of Incorporation or any amendments hereto, without the necessity of special shareholder approval of such corrections.

        Executed this ___ day of October, 1997.




                              --------------------------------------------
                              Mark Klebanoff, Chief Financial Officer



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